Exhibit 23.1

Consent of Independent Auditor

SLR Investment Corp.

New York, New York

We consent to the incorporation by reference in the Registration Statement (No. 333-255662) on Form N-2 of SLR Investment Corp. of our report dated February 21, 2022, relating to the consolidated financial statements of KBH Topco, LLC, appearing in this Annual Report on Form 10-K of SLR Investment Corp. dated March 1, 2022.

/s/ FGMK, LLC

Bannockburn, Illinois

March 1, 2022